Exhibit 10.15

SETTLEMENT AGREEMENT

On the 11th day of November, 2005, the below parties met in mediation in the matter of:

Robb et. al. v. Stericycle Inc. et. al.

and settled all matters in controversy.  All parties acknowledge that: (1) they freely participated in the mediation process; (2) they enter into this settlement agreement in good faith; (3) they relied upon their own good judgment and independent legal advice of their own counsel; and (4) that no coercion, duress or undue influence was used by any party, attorney, or the mediator to obtain their signature and consent to settle this matter on the following terms:

1.                                       Payment of $32,500,000.00 USD paid by Stericycle to a trust fund set up by a court approved claims administrator the interest in such fund to be used first to pay Court approved administrative expenses and others approved by the Court.

2.                                       This Settlement is subject to the approval of Stericycle’s Board which must be approved or rejected by Tuesday, November 15, 2005, 10:00 p.m.  Mark Miller agrees to recommend this settlement to his Board and push for approval.  The Settlement is also subject to Court approval.  The parties will move for preliminary approval and Stericycle will make full payment within 5 days of the Court’s preliminary approval.

3.                                       Cause #2003-46899 in Houston and Cause #467704-A pending in Louisiana will be dismissed with prejudice upon final, non-appealable approval of the Louisiana Court.

4.                                       Full and complete mutual release for all parties and entities on attached exhibits A and B.

5.                                       It is the intent of the parties that via this settlement Stericycle will acquire enough shares such that together with WSI it owns or controls such minimum number of shares necessary to conduct a Delaware short form merger.

6.                                       All of the shares of the members of the class shall either be cancelled, tendered or otherwise acquired by Stericycle or WSI.

7.                                       The terms of the settlement are confidential until the Board of Stericycle’s approval.  None of the Plaintiffs or their attorneys will issue a press release.  Defendants will send their press release to Katherine Seaborn (fax – 214-999-3924 and 214-999-3796) at least one business day before it is released to the press.

8.                                       All of the Plaintiffs and their counsel agree not to trade in 3CI or Stericycle shares until 2 trading days after the settlement agreement is available in the public domain.

9.                                       Defendant will move that the record be sealed and Plaintiffs agree not to oppose it after the time to object to the settlement has expired.

10.                                 Board members Koeningsberg and McManus will resign from 3CI effective upon the court’s final, non-appealable order approving the settlement.  Defendants agree there will be no amendment of the special committee’s authority prior to that time.

11.                                 Plaintiffs will return all discovery from Stericycle or Johnson & Colmar to Kirkland & Ellis.

12.                                 If the settlement is not approved by the Court, the settlement proceeds shall be returned to Stericycle less any Court approved administrative expenses.

13.                                 Larry Robb, Steve Koenigsberg and Kevin McManus agree to a covenant not to sue Stericycle for a period of five years from today.  Defendants agree to a covenant not to sue Robb, Koeningsberg and McManus for 5 years.

14.                                 The Counsel in this case agree that they have no plan or intent to sue any party in this case on behalf of anyone.

15.                                 Defendants agree they will not object to counsel Wynne’s application for attorney’s fees or take any action to prevent the Company from paying reasonably incurred attorney’s fees to counsel for 3CI, the Special Committee and/or the third party defendants.

16.                                 The parties agree to mutually request an extension of the time to file a review of the court’s order of October 25, 2005 until the earlier of the following to occur:  Court’s approval of the settlement or the latest non-extendable deadline under Louisiana law.

17.                                 Except as otherwise required by law or regulation, the defendants and their law firms have no present intention to investigate, cause to be investigated or fund any investigation of insider trading of 3CI stock, including but not limited to the Phelps Dunbar investigation.

18.                                 Defendants agree to cause the indemnity protections currently provided by 3CI to 3CI’s officers and directors to remain in full force and effect, notwithstanding the anticipated merger or other business combination or liquidation of 3CI.

19.                                 The parties agree that the agreement for joint prosecution shall be null and void and no longer in force or effect, upon final approval of the settlement and distribution of the settlement proceeds in accordance with the terms of the settlement agreement.

This settlement agreement is intended to be a full and final settlement agreement containing all material terms even though the parties may prepare a more formal settlement document, release language and dismissal papers.

Defense counsel will prepare release and dismissal papers and send them to opposing counsel by November 22, 2005.

2

Signed this 11th day of November, 2005.

/s/ Craig B. Florence	/s/ Kevin J. McManus
Craig B. Florence	Kevin J. McManus

/s/ David Dunn	/s/ Larry F. Robb
David Dunn	Larry F. Robb

/s/ Katherine Seaborn	/s/ Mark C. Miller
Katherine Seaborn	Mark C. Miller

/s/ Kenneth Wynne	/s/ Frank J. M. ten Brink
Kenneth Wynne	Frank J. M. ten Brink

/s/ Jeffrey Willian	/s/ Glenn L. Langley
Jeffrey Willian	Glenn L. Langley

3

EXHIBIT A

Releases

Stericycle, Inc.

Frank ten Brink

Mark Miller

Johnson & Colmar

Kirland & Ellis

Cook, Yancey, King & Galloway

Hargrove, Smelley, Strickland & Langley

Jack Schuler

WSI

Tony Tomasello

Directors of Stericycle, Inc.

and their respective officers, directors, employees, agents, attorneys, accountants, and representatives including but without limitation Gardere Wynne Sewell, The Wynne Law Firm, Stradley Ronon, Onebane Firm, Edwin Byrd and Firm and Lemle Kelleher LLP.

EXHIBIT B

Larry Robb, Individually and as class representative

Steve Koenigsberg

Kevin McManus

3CI Complete Compliance Corporation

and their respective officers, directors, employees, agents, attorneys, accountants, and representatives including, without limitation Gardere Wynne Sewell, The Wynne Law Firm, Stradley Ronon, Onebane Firm, Edwin Byrd and Firm and Lemle Kelleher LLP.